Filed Under Rule 424(b)(3), Registration Statement No. 333-152418
Pricing Supplement No. 249 - dated Monday, March 15, 2010 (To: Prospectus Dated July 21, 2008)

CUSIP Number	Aggregate Principal Amount	Price to Public	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking
06050WCS2	[$]	100.000%	1.250%	[$]	FIXED	4.200%
SEMI-ANNUAL
								03/15/2015	09/15/2010	$19.83	YES	Senior Unsecured Notes

Redemption Information: Non-Callable

Joint Lead Managers and Lead Agents: BofA Merrill Lynch, Incapital LLC  Agents:  Charles Schwab & Co.,  Inc., Citi, Morgan Stanley, UBS Investment Bank, Wells Fargo Advisors

Bank of America

Offering Dates:  Monday, March 15, 2010 through Monday, March 22, 2010
Trade Date: Monday, March 22, 2010 @ 12:00 PM ET
Settlement Date: Thursday, March 25, 2010
Minimum Denomination/Increments: $1,000.00/$1,000.00
Moody's Investor Services Rating: Senior: A2
S & P Ratings Services Rating: Senior: A
Fitch Inc. Rating: Senior: A+
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC Number 0235 via RBC Dain Rauscher Inc.

If the maturity date or an interest payment date for any note is not a business day (as that term is defined in the prospectus), principal, premium, if any, and interest for that note is paid on the next business day, and no interest will accrue from, and after, the maturity date or interest payment date.

InterNotes® is a registered trademark of Incapital Holdings LLC. All Rights Reserved.

Bank of America InterNotes Prospectus dated 21-Jul-08